Exhibit 99.3

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “First Amendment”) is made and entered into as of the 21st day of January, 2005, by and between STATION CASINOS, INC., a Nevada corporation, with its principal offices located at 2411 West Sahara Avenue, Las Vegas, Nevada  89102 (the “Company”), and LORENZO J. FERTITTA (the “Executive”).

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of May 20, 2003 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the Company and the Executive agree to the following:

1.                                       Subsection 1.18 of the Employment Agreement is hereby amended in full to read as follows:

“1.18                     “Supplemental Executive Retirement Plan” shall mean the Company’s Supplemental Executive Retirement Plan, effective as of November 30, 1994, as the same may be amended from time to time.”

2.                                       Subsection 4.2(c) of the Employment Agreement is hereby amended in full to read as follows:

“(c)                            an annual supplemental retirement benefit as set forth in the Supplemental Executive Retirement Plan, in addition to any other benefit pursuant to any other retirement plan under which the Executive is covered; and”

3.                                       Subsection 7.1(e) of the Employment Agreement is hereby amended in full to read as follows:

“(e)                            a lump-sum payment to the Executive of the economic equivalent of the Executive receiving payments under the Supplemental Executive Retirement Plan for a period of fifteen (15) years (with such amount to be determined as if the Executive were immediately eligible for retirement under such Plan as of his termination date without penalty for early retirement); provided, however, that all of the Executive’s rights under such Plan shall terminate upon receiving such lump-sum payment;”

4.                                       Capitalized terms not otherwise defined in this First Amendment shall have the meanings set forth in the Employment Agreement.

5.                                       Except as expressly amended by this First Amendment, all other terms and provisions of the Employment Agreement shall remain unaltered, are hereby reaffirmed, and shall continue in full force and effect.

6.                                       The Executive acknowledges and agrees that, as of the date hereof, he is no longer entitled to any benefits under the Supplemental Management Retirement Plan of the Company.

7.                                       This First Amendment may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same document, with the same effect as if all parties had signed on the same page.

IN WITNESS WHEREOF, the undersigned have executed this First Amendment as of the date first written above.

STATION CASINOS, INC.

By:	/s/ Glenn C. Christenson
Name:	Glenn C. Christenson
Title:	Executive Vice President
Chief Financial Officer
Chief Administrative Officer

/s/ Lorenzo J. Fertitta
LORENZO J. FERTITTA